Exhibit 99(i)



                          SUMMARY FINANCIAL INFORMATION

         The following summary of consolidated financial information was derived from, and is qualified in its entirety by reference to, the financial statements and other information and data contained in ML&Co.'s Annual Report on Form 10-K for the year ended December 30, 1994. The information for 1995 is derived from the audited financial statements and other financial information and data to be included in ML&Co.'s Annual Report on Form 10-K for the year ended December 29, 1995. The year-end results include 52 weeks for 1991, 1992, 1994, and 1995 and 53 weeks for 1993.

         ML&Co. conducts its business in highly volatile markets. Consequently, ML&Co.'s results can be affected by many factors, including general market conditions, the liquidity of secondary markets, the level and volatility of interest rates and currency values, the valuation of securities positions, competitive conditions, and the size, number, and timing of transactions. In periods of unfavorable market activity, profitability can be adversely affected because certain expenses remain relatively fixed. As a result, net earnings and revenues can vary significantly from period to period.

                                                           YEAR ENDED LAST FRIDAY IN DECEMBER
                                         ------------------------------------------------------------------
                                            1991       1992           1993             1994        1995
                                         ---------- -----------    -----------     ------------ -----------
                                                             (In millions, except ratios)

Revenues......................           $ 12,353    $ 13,413       $ 16,588         $ 18,234     $ 21,513
Net Revenues..................           $  7,246    $  8,577       $ 10,558         $  9,625     $ 10,265
Earnings before income
taxes and cumulative effect
 of changes in accounting
   principles(1)..............           $  1,017    $  1,621       $  2,425         $  1,730     $  1,811
Cumulative effect of changes in
  accounting principles (net of
   applicable income taxes)(1)                  -    $    (58)      $    (35)               -            -
     Net earnings(1)..........           $    696    $    894       $  1,359         $  1,017     $  1,114
Ratio of earnings to fixed
   charges(2).................                1.2         1.3            1.4              1.2          1.2
Total assets(3)...............           $ 86,259    $107,024       $152,910         $163,749     $176,857
Long-term borrowings(4).......           $  7,964    $ 10,871       $ 13,469         $ 14,863     $ 17,340
Stockholders' equity..........           $  3,818    $  4,569       $  5,486         $  5,818     $  6,141

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(1) Net earnings for 1992 have been reduced by $58 million to reflect the adoption of Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions", and SFAS No. 109, "Accounting for Income Taxes". Net earnings for 1993 were reduced by $35 million to reflect the adoption of SFAS No. 112, "Employers' Accounting for Postemployment Benefits".
(2) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consists of earnings from continuing operations before income taxes and fixed charges. "Fixed charges" consists of interest costs, amortization of debt expense, preferred stock dividend requirements of majority-owned subsidiaries, and that portion of rentals estimated to be representative of the interest factor.
(3) In 1994, ML&Co. adopted Financial Accounting Standards Board ("FASB") Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts", and FASB Interpretation No.41, "Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements", which increased assets and liabilities at December 30, 1994 by approximately $8,500 million.
(4) To finance its diverse activities, ML&Co. and certain of its subsidiaries borrow substantial amounts of short-term funds on a regular basis. Although the amount of short-term borrowings varies significantly with the level of general business activity, on December 29, 1995, $1,022 million of bank loans and $16,969 million of commercial paper were outstanding. In addition, certain of ML&Co.'s subsidiaries lend securities and enter into repurchase agreements to obtain financing. At December 29, 1995, cash deposits for securities loaned and securities sold under agreements to repurchase amounted to $2,857 million and $56,817 million, respectively.

FISCAL YEAR 1995

Global financial markets, which steadily weakened during most of 1994, generally improved during 1995, led by a more stable U.S. economy, declining interest rates, and heightened investor activity. Inflationary fears eased throughout 1995 as key U.S. economic statistics indicated slow to moderate growth. The Federal Reserve decreased short-term interest rates in July and December 1995 following seven rate increases between February 1994 and February 1995. Investors reacted favorably to these events and were more active in stock and bond markets during 1995. Net earnings for the 1995 fourth quarter were $303 million, up 1% from the 1995 third quarter and up 88% from the 1994 fourth quarter.

Net earnings for 1995 were $1,114 million, up 10% from 1994 net earnings of $1,017 million. Earnings per common share were $5.44 primary and $5.42 fully diluted in 1995, compared with $4.75 primary and $4.74 fully diluted in 1994.

Total revenues were a record $21,513 million, up 18% from 1994. Net revenues (revenues after interest expense) totaled $10,265 million in 1995, up 7% from 1994.

Commission revenues increased 9% to a record $3,126 million from $2,871 million in 1994, due primarily to higher levels of listed and over-the-counter securities transactions and mutual fund commissions, partially offset by lower revenues from commodities. Commissions from listed and over-the-counter securities increased due primarily to higher trading volumes on most major U.S. and international exchanges. Mutual fund commissions increased due primarily to higher distribution and redemption fees. Distribution fees from deferred-charge funds increased due to strong fund sales in prior periods and higher asset levels. Redemption fees increased as clients repositioned invested assets.

Interest and dividend revenues increased 28% to $12,221 million from $9,578 million in 1994. Interest expense, which includes dividend expense, increased 31% from 1994 to $11,248 million. Net interest and dividend profit was $973 million, virtually unchanged from $969 million in 1994, with increases in net interest-earning assets offset by declining interest spreads due to the flattening of the U.S. Treasury yield curve. The change in the yield curve resulted from long-term interest rates falling more than short-term rates during 1995.

Principal transactions revenues increased 8% from 1994 to $2,519 million in 1995. Increases in equities and equity derivatives and taxable fixed-income trading revenues were partially offset by decreases in trading revenues from municipal securities, foreign exchange and commodities, and interest rate and currency swaps. Equities and equity derivatives trading revenues, in the aggregate, increased 46% to $912 million, due primarily to improved volumes in the convertible, over-the-counter, and international equities markets, partially offset by lower equity derivatives trading revenues. Taxable fixed-income trading revenues increased 10% to $516 million due, in part, to higher revenues from corporate bonds and preferred stock, high-yield bonds, and non-U.S. governments and agencies securities. Trading revenues from mortgage-backed products were negatively affected by reduced market liquidity, leading to a loss. Nevertheless, trading results from mortgage-backed products, which include related net interest revenues, were positive. U.S. Government and agencies securities trading revenues were down from 1994 due to tighter spreads between U.S. Treasury securities and related futures hedges, as well as reduced retail investor demand attributable to lower interest rates. Municipal securities revenues decreased 28% to $273 million as a result of decreased investor demand for tax-exempt investments as investors remained wary of potential tax law changes and sought higher returns in equity and taxable fixed-income securities. Foreign exchange and commodities revenues, in the aggregate, declined 22% to $86 million.

Commodities trading revenues decreased due to lower volumes. Increases in foreign exchange trading revenues resulted from higher customer volume caused by the strengthening of the U.S. dollar versus other major currencies during 1995. Interest rate and currency swaps revenues declined 2% to $732 million. Decreases in U.S. dollar-denominated transactions were substantially offset by increased revenues in non-dollar-denominated transactions, particularly in Japanese and European markets.

Investment banking revenues were $1,308 million, up 5% from $1,240 million in 1994. Strategic services revenues, which include fees for merger and acquisition activity, debt restructuring, and other advisory services, increased, as companies worldwide sought strategic partners to promote growth while cutting costs and increasing efficiencies. Underwriting revenues were down, as lower revenues from equities, private placements, high-yield debt, and mortgage-backed securities underwriting were partially offset by increased underwriting revenues from corporate bonds and preferred stock and defined asset funds.

Asset management and portfolio service fees rose 9% in 1995 to a record $1,890 million from $1,739 million in 1994, as a result of higher fees earned from asset management and other fee-based services. Other revenues decreased 5% from 1994 to $449 million, due to lower net realized investment gains in 1995 compared with 1994.

Non-interest expenses were $8,454 million, up 7% from $7,895 million in the year-ago period. Compensation and benefits expense, which represented approximately 62% of non-interest expenses, increased 6% due primarily to increased production-related and incentive compensation and the addition of Smith New Court PLC ("Smith New Court") employees. Compensation and benefits expense as a percentage of net revenues was 51.3% in 1995, compared with 51.5% in 1994.

Occupancy costs increased 3% from 1994 primarily due to international growth. Other facilities-related costs, which include communications and equipment rental expense and depreciation and amortization expense, rose 13% primarily due to expanded use of market data services, as well as higher depreciation expense from the purchase of technology-related assets over the past year.

Professional fees increased 16% from the year ago period, due to higher legal fees and systems development costs related to upgrading technology and processing capabilities in customer, trading, and transaction processing systems. Advertising and market development expenses increased 6% from 1994 as a result of increased advertising, international travel, and sales promotion primarily related to international growth. Brokerage, clearing, and exchange fees increased 7% as a result of higher securities volume, particularly in international markets. Other expenses increased 4% from 1994, due primarily to a $26 million first quarter charge for the write-off of assets related to a technology contract and $14 million of goodwill amortization related to Smith New Court.

Income tax expense totaled $697 million in 1995. The effective tax rate in 1995 was 38.5%, compared with 41.2% in 1994. The decrease in the effective tax rate was attributable to lower state income taxes, expanded international business activities in jurisdictions with lower tax rates, and increases in deductions for dividends received.

In 1995 ML&Co. acquired Smith New Court, a U.K.-based global securities firm, for approximately $800 million. ML&Co. recorded approximately $530 million of goodwill related to the acquisition, which is being amortized on a straight-line basis over 15 years. ML&Co.'s 1995 results include those of Smith New Court since mid-August 1995.

CERTAIN BALANCE SHEET INFORMATION AS OF DECEMBER 29, 1995

ML&Co. believes that its equity base is adequate relative to the level and composition of its assets and the mix of its business.

In the normal course of business, ML&Co. underwrites, trades, and holds non-investment grade securities in connection with its investment banking, market-making, and derivative structuring activities. These activities are subject to risks related to the creditworthiness of the issuers of, and the liquidity of the market for, such securities, in addition to the usual risks associated with investing in, financing, underwriting, and trading in investment grade instruments.

At December 29, 1995, the fair value of long and short non-investment grade trading inventories amounted to $5,489 million and $353 million, respectively, and in the aggregate (i.e. the sum of long and short trading inventories) represented 6.3% of aggregate consolidated trading inventories.

At December 29, 1995, the carrying value of extensions of credit provided to corporations entering into leveraged transactions aggregated $489 million (excluding unutilized revolving lines of credit and other lending commitments of $127 million), consisting primarily of senior term and subordinated financings to 30 medium-sized corporations. At December 29, 1995, ML&Co. had no bridge loans outstanding. Loans to highly leveraged corporations are carried at unpaid principal balances less a reserve for estimated losses. The allowance for loan losses is estimated based on a review of each loan, and consideration of economic, market, and credit conditions. Direct equity investments made in conjunction with ML&Co.'s investment and merchant banking activities aggregated $211 million at December 29, 1995, representing investments in 62 enterprises. Equity investments in privately-held companies for which sale is restricted by government or contractual requirements are carried at the lower of cost or estimated net realizable value. At December 29, 1995, ML&Co. held interests in partnerships, totaling $91 million (recorded on the cost basis), that invest in highly leveraged transactions and non-investment grade securities. At December 29, 1995, ML&Co. also committed to invest an additional $79 million in partnerships that invest in leveraged transactions.

ML&Co.'s insurance subsidiaries hold non-investment grade securities. Non-investment grade securities were 4.2% of total insurance investments at December 29, 1995. Non-investment grade securities of insurance subsidiaries are classified as available-for-sale and are carried at fair value.

At December 29, 1995, the largest non-investment grade concentration consisted of various issues of a South American sovereign totaling $674 million, of which $672 million represented on-balance-sheet hedges for off-balance-sheet financial instruments. No one industry sector accounted for more than 35% of total non-investment grade positions. At December 29, 1995, ML&Co. held an aggregate carrying value of $164 million in debt and equity securities of issuers in various stages of bankruptcy proceedings or in default, of which 75% resulted from ML&Co.'s market-making activities in such securities.